Exhibit 10.12

TRUMP MEDIA GROUP CORP

1132 South East 3rd Street

Ft. Lauderdale, Florida 33316

August 6, 2021

Phillip Juhan

3146 Frontenac Ct NE

Atlanta, Georgia 30319

Dear Phillip:

On behalf of Trump Media Group Corp. (the “Company”), I am pleased to offer you employment in the position of Chief Financial Officer of the Company on the terms and conditions set forth herein. Your first day of employment (your “start date”) was July 7, 2021. The Company is working toward engaging in a transaction pursuant to which the stock of the Company or its successor will be publicly traded on an established U.S. national securities exchange, at which time the Company will enter into with you a mutually agreeable formal employment agreement on such terms and conditions as are customarily contained in employment agreements for a chief financial officer of a publicly traded company in the United States. Until such time, this letter agreement will govern the terms and conditions of your employment with the Company.

1.

Duration of Employment. This letter agreement is effective as of your start date and will govern your employment unless and until this letter agreement is superseded by a formal employment agreement between the parties or your employment terminates prior to such time in accordance with Section 5 hereof.

2.

Position; Duties. You will be employed by the Company in the position of Chief Financial Officer, reporting directly to the Board of Directors of the Company (the “Board”) or, if so designated by the Board, the Chief Executive Officer of the Company. In such position, you will perform such duties, and shall have such authority, as is customary for such position. You shall devote your best efforts and substantially all your business time and services to the Company. You shall not engage in other business activities or perform services for compensation for any other person or entity without the prior written consent of the Board, which shall not be unreasonably withheld; provided, however, that, without such consent, you may manage your personal investments and engage in charitable or public service, so long as such activities do not interfere in any material respect with the performance of your duties and obligations hereunder.

3.

Place of Performance. Your principal place of employment shall be the offices of the Company located in Georgia or Florida, as directed by the Board. You understand and agree that you may be required to travel from time to time in the course of performing your duties for the Company.

4.	Compensation & Benefits.

4.1.

Base Salary. Your initial annual salary will be at an annual rate of $300,000 (the “Base Salary”). The Company shall pay the Base Salary, less such withholdings and deductions as required by applicable law, to you in accordance with the Company’s usual payroll practices in effect from time to time (but no less frequently than monthly). Your Base Salary will be increased automatically to no less than $325,000 and $350,000 on the first and second anniversaries, respectively, of your start date. Your Base Salary thereafter will be reviewed on an annual basis for increase, but not decrease, during the term of the letter agreement.

4.2.

Bonus. You will be eligible to participate in any annual bonus plan, if any, that the Board or the Company may establish from time to time for executives of the Company (hereinafter, referred to as the “Annual Bonus”) on terms that are generally no less favorable than those offered to other executive officers of the Company. Such Annual Bonus, if any, which becomes earned for a year, will be paid, if at all, no later than two and one-half (2 1⁄2) months following the end of the year to which the Annual Bonus relates.

4.3.

Employee Benefits. You will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for similarly situated executives, subject to the terms and conditions of such plans, policies, or arrangements.

4.4.

Paid Time Off. Subject to the terms and conditions of the Company’s paid time off policy applicable to similarly situated executives, as may be amended from time to time, you will be eligible for four (4) weeks of paid time off each calendar year, plus any Company-recognized holidays. Paid time off will accrue and be paid to you in accordance with the Company’s vacation policy applicable to similarly situated executives. Any accrued but unused paid time off shall be paid to you upon, and no later than thirty (30) days following, termination of your employment.

4.5.

Reimbursement of Expenses. The Company will reimburse you for all reasonable business expenses that you incur in the performance of your duties and responsibilities, in accordance with its business expense reimbursement policies.

4.6.

Equity Compensation. The Company shall grant to you, within thirty (30) days after your start date, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase three hundred and twenty five thousand (325,000) shares of the common stock of the Company (the “Initial Options”) (based on and assuming there will be no more than 110,000,000 shares of Company common stock (the number of aggregate outstanding common shares of the Company to be determined as of the date of the last share issuance immediately preceding the closing of the business combination transaction) converted in connection with the closing of the business combination transaction tied to the public offering of the Company’s stock; if, at such time, the total outstanding shares of common stock of the Company is greater than 110,000,000 shares, then the number of the Initial Options granted to you shall be increased accordingly. The Initial Options will be designed to (i) comply with Section 422 of the Code; (ii) be exempt from Section 409A of the Code; (iii) have a term of ten (10) years; and (iv) have an exercise price that is equal to the fair market value of the underlying shares of common stock as of the date of grant (as determined through an independent third party 409A appraisal). Except as otherwise set forth below, the Initial Options will vest and become exercisable as follows: provided that, during the first eighteen (18) months of your employment, the Company’s (or its successor’s) shares become traded on an established U.S. national securities exchange, (i) thirty-four percent (34%) of the Initial Options will be vested and exercisable in full as of the first day immediately following the day of the closing of any “go public” transaction; (ii) an additional thirty-three percent (33%) of the Initial Options will vest and become exercisable as of the first anniversary of your start date; and (iii) the remaining thirty-three percent (33%) of the Initial Options will vest and become exercisable as of the second anniversary of your start date; in each case subject to your continued employment until such respective vesting date (and provided that none of such Initial Options may be exercised prior to expiration of any initial lock-up period imposed in connection with the “go public” transaction). Additionally, subject to the common stock of the Company or its successor becoming traded on an established U.S. national Securities exchange, the Initial Options will vest and become exercisable in full, to the extent not vested previously, upon the termination of your employment pursuant to Sections 5.1 or 5.4 of this Agreement which occurs within three (3) months prior to, or within twelve (12) months following, the consummation of a change in control of the Company, as defined under the Company’s equity incentive plan, which occurs subsequent to the “go public” date (a “Change in Control”). Notwithstanding the foregoing, in the event that the Initial Options are not assumed or continued by the successor or acquiror entity in such Change in Control, or not substituted for a similar award of the successor or acquiror entity, then effective as of immediately prior to, but subject to the occurrence of, such Change in Control, the unvested portion of such Initial Options shall become immediately vested and exercisable. The Initial Options shall be subject to such other terms and conditions as shall be set forth in the Company’s equity incentive plan and separate award agreements, which will include, at minimum, your right to exercise your options on a “net exercise” basis to pay your exercise price using a broker-assisted transaction if the stock is publicly traded and able to be sold in the market at such time.

5.	Termination.

5.1.

Termination Without Cause. Your employment may be terminated by the Company without Cause and for any reason at any time by the Company giving to you a minimum of thirty (30) days’ advance written notice.

5.2.

Termination for Cause. Your employment may be terminated by the Company for Cause at any time. Cause means: (i) your conviction, or the entry of a plea of guilty or no contest to, (A) a felony or (B) any crime (other than a felony) that causes the Company public disgrace or disrepute, or materially adversely affects the Company’s operations; (ii) your commission of an act of wilful misconduct in the performance of your duties, misappropriation of material Company assets, or fraud, embezzlement, or theft with respect to the Company; (iii) a material breach of any fiduciary duty you may owe the Company which materially adversely affects the Company’s operations or financial opportunities; (iv) your violation, in any material respect, of any confidentiality or non-disclosure agreement with the Company; (v) your violation of any material provision of this letter agreement (other than the confidentiality or non-disclosure agreement with the Company described in the immediately preceding clause), if not cured within fifteen (15) days following receipt from the Board or Chief Executive Officer of the Company of written notice thereof; or (vi) your refusal to perform the lawful directives of the Board or the Chief Executive Officer of the Company, consistent with your duties hereunder, if not cured within fifteen (15) days following receipt from the Board or Chief Executive Officer of the Company of written notice thereof. Any determination of whether Cause exists shall be made by the Board in its sole discretion.

5.3.

Termination Upon Disability or Death. If you become disabled such that you are unable to perform the essential functions of your position for more than one hundred eighty (180) days (whether consecutive or not) in any twelve (12) month period, the Company may terminate your employment upon thirty (30) days’ advance written notice. In the event of your death, your employment with the Company will terminate automatically.

5.4.

Termination by You for Good Reason. You may terminate your employment in the event of Good Reason. “Good Reason” shall mean, without your written consent: (i) any material diminution in your position, authority, duties or responsibilities with the Company as set forth herein, (ii) the assignment to you of duties materially inconsistent with your position, authority, duties or responsibilities with the Company as set forth herein; (iii) the material breach by the Company of any provision of this letter agreement; (iv) any reduction in your Base Salary; or (v) any requirement that your place of employment move outside of Georgia or Florida. You may not terminate your employment for Good Reason unless you provide written notice of the event or events alleged to constitute Good Reason within thirty (30) days after the occurrence thereof and the Company shall have thirty (30) days to cure the condition or conditions giving rise to your claim of Good Reason. If the Company shall fail to cure such condition or conditions giving rise to your claim of Good Reason within such thirty (30) day period, you then must terminate your employment within thirty (30) days after the expiration of the period for the Company to cure such event or events.

5.5.

Termination by You Other Than for Good Reason. You may terminate your employment without Good Reason and for any reason other than Good Reason at any time by giving to the Company a minimum of thirty (30) days’ advance written notice.

5.6.

Payments upon Termination. In the event your employment is terminated under any circumstances, the Company will pay you (or your estate after your death, as applicable) (i) all Base Salary earned but unpaid through the date of termination, as set forth in Section 4.1 above, (ii) any Annual Bonus earned with respect to any calendar or fiscal year that ended on or before the date of termination of your employment, as set forth in Section 4.2 above, (iii) all accrued but unused paid time off through the date of termination, as set forth in Section 4.4 above, (iv) reimbursements for all business expenses incurred through the date of termination and otherwise subject to reimbursement under Section 4.5 above, provided that you (or your estate, as applicable) submits all requests for expense reimbursement no later than thirty (30) days following the date of termination, and (v) any vested accrued benefits owed to you under any employee benefit plans, policies or arrangements maintained by the Company in which you participated, in accordance with the terms of such plans, policies and arrangements (all of the items set forth in clauses (i) through (v) collectively referred to as “Payments Upon Termination”). Without limiting the foregoing, in addition to the Payments Upon Termination, in the event your employment is terminated pursuant to Sections 5.1 or 5.4, (i) the Company will pay you (or your estate after your death, as applicable) a pro-rated Annual Bonus for the year of termination, based on the Annual Bonus you would have received had you remained employed by the Company, as set forth in Section 4.2 above; (ii) the Company will pay you (or your estate after you death, if applicable) continued Base Salary (as in effect as of termination of your employment or, if greater, as in effect prior to any event resulting in Good Reason) in accordance with the Company’s usual payroll practices in effect from time to time (but no less frequently than monthly, for the six (6) months immediately following the termination of your employment; and (iii) in addition to any other vesting rights you may have, you will become vested in your Initial Options that would have vested as of the first applicable vesting date immediately following the date of termination of your employment equal to the number of Initial Options that were scheduled to vest as of such next vesting date multiplied by a fraction, the numerator of which is the number of days that have occurred, as measured from the immediately preceding vesting date (or, if none, since the date of grant) to the date of termination of your employment, and the denominator of which is the number of days between such immediately preceding vesting date (or, if none, the date of grant) and the first vesting date immediately following the date of termination of your employment.

6.

Ownership. Your work product and the results and proceeds of your services to the Company shall be deemed so-called “work for hire” specially prepared exclusively for the Company at the Company’s instance and expense. The Company shall solely and exclusively own and control in its sole discretion throughout the universe in perpetuity all rights and title in and to such results and proceeds, now known and hereafter devised, including all right, title and interest of every kind and nature, including the copyright, trademarks and other protectable intellectual property, relating in any way to or otherwise comprising any element of the results and proceeds of your services in whatever stage of completion.

7.

Confidentiality. You acknowledge that you have signed that certain confidentiality agreement dated as of March 2, 2021 (the “Confidentiality Agreement,” a true and correct copy of which is attached hereto as Exhibit “A” and incorporated herein by this reference), and you understand and agree that the Confidentiality Agreement shall remain in full force and effect during and after the term of this letter agreement.

8.	Section 409A.

8.1.

Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to you does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.2.

Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to you that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. The parties intend to administer and interpret this letter agreement to carry out such intentions. However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this letter agreement will not result in inclusion in your gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you or any other person on account of non-compliance with Code Section 409A or any similar state statutes.

8.3.

For purposes of this letter agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

8.4.	For purposes of this letter agreement, termination of employment shall be construed consistent with the meaning of a “separation from service” under Section 409A of the Code.

8.5.

Notwithstanding any other provision of this letter agreement, if you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with your termination of employment that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) your death or (ii) six months after your separation from service (the “409A Deferral Period”) if and to the extent required by Section 409A of the Code. Payments otherwise due to be made during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. Notwithstanding the foregoing, all amounts payable hereunder are intended to be exempt from Section 409A to the maximum extent possible, including without limitation the short-term deferral exemption and the separation pay exemption, and for purposes of application of such exemptions, the earliest amounts payable shall be treated as the exempt amounts.

9.

Indemnification. You shall be entitled to complete indemnification by the Company for any third-party claims arising from, related to or in connection with your acts and omissions in the performance of the position and work for the Company, whether such claims arise during or after your employment. The Company further agrees that you shall be indemnified to the same extent as other executives and officers of the Company with respect to your services as an officer and employee of the Company. The Company shall maintain a directors and officers’ liability insurance policy (or policies) providing coverage to you to the same extent as provided to any other executive and officer of the Company. Following your employment, the Company shall provide such coverage to you to the same extent that it provides insurance coverage for any other current or former executive or officer of the Company based on acts or omissions during your employment by the Company.

10.	Governing Law and Enforcement.

10.1.

This letter agreement shall be deemed to have been executed and delivered within the State of Florida. The rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida, without regard to its conflicts of laws. If any of the provisions hereof are found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision(s) shall be deemed modified to the limited extent required to permit enforcement of the letter agreement.

10.2.

Any dispute, claim or controversy arising out of or relating to this letter agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this letter agreement to arbitrate, shall be determined by confidential binding arbitration in Ft. Lauderdale, Florida, before one mutually selected arbitrator. The arbitrator must be a retired judge from the United States federal judiciary. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Notwithstanding the arbitrator’s ability to deviate from any of the Expedited Procedures, the Parties specifically agree that each side will be limited to one fact-witness deposition and one expert witness deposition. E-discovery and document production is limited in strict adherence to the Expedited Procedures except that, upon election by the Company and in Company’s sole discretion, each party shall be permitted to serve on the other party no more than ten interrogatories and ten requests for admissions which are narrowly tailored to dispositive issues. Judgment on the award may be entered in the state or federal courts located in Broward County, Florida. The arbitrator shall designate prevailing and non-prevailing party(s) to the arbitration and order the non-prevailing party(s) to pay all of the costs and attorney’s fees incurred by the prevailing party(s) in connection with the arbitration.

10.3.

Prior to submitting any claims to JAMS for resolution, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this letter agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this letter agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place. Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation. At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this letter agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements contained herein. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this paragraph are pending and for fifteen (15) calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling. If the matter is not resolved by negotiation pursuant to this sub-section then the matter will proceed to mediation as set forth in the following sub-section.

10.4.

The parties agree that any and all disputes, claims or controversies arising out of or relating to this letter agreement shall be submitted to JAMS, or its successor, for mediation (if the claims have not been resolved in accordance with the preceding sub-section), and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following forty-five (45) days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire. At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this letter agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements contained herein. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until fifteen (15) days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

10.5.

The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

By initialing below, the Parties confirm they have read and understand this good-faith negotiation, mediation, and arbitration provision, and voluntarily agree to the procedures set forth above, including binding arbitration of all claims other than those relating to Company’s Confidential Information pursuant to the Confidentiality Agreement. In doing so, the parties voluntarily give up important constitutional rights to trial by judge or jury, as well as rights to appeal. You have the right to, and you have advised the Company you will, have an independent lawyer of your choice review these arbitration provisions, and this entire agreement, prior to initialing this provision below or signing this letter agreement.

(Employee)	/s/ Phillip Juhan	(Company Representative)	/s/ Wes Moss	/s/ Andrew Litinsky

11.

Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

12.

Severability. If any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this letter agreement will be construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

13.

Successors and Assigns. This letter agreement shall be binding upon the Company’s successors and assigns. The term “Company” as used herein includes such successors and assigns. You may not assign your obligations under this letter agreement, in whole or in part, to any party.

14.

Notices. Any notice or communication required or permitted under this letter agreement will be made in writing and (a) sent by reputable overnight courier, or (b) mailed by overnight U.S. express mail, return receipt requested. Any notice or communication to you will be sent to the address contained in your personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of the Chief Executive Officer of the Company. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

15.

Entire Agreement; Amendments. This letter agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every nature relating to that subject matter. This letter agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

16.

Acknowledgement. Each party recognizes that this is a legally binding contract and you acknowledge and agree that you have been advised by the Company to consult, and have in fact been individually represented by and consulted with, legal counsel of your choice in connection with reviewing and negotiating the terms of this letter agreement and the Confidentiality Agreement and that you have read and understand this letter agreement and are entering into it freely and voluntarily. Each party has cooperated in the drafting, negotiation and preparation of this letter agreement. Hence, in any construction to be made of this letter agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

17.

Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This letter agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

ACCEPTED AND AGREED:

TRUMP MEDIA GROUP CORP

By:	/s/ Wes Moss	/s/ Andrew Litinsky		/s/ Phillip Juhan
Phillip Juhan
Its:	Authorized Representative	Authorized Representative

Dated:	8/6/2021	8/6/2021	Dated:	8/6/2021